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EXHIBIT 5.0    OPINION OF MULDOON, MURPHY & FAUCETTE RE: LEGALITY


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                                   LETTERHEAD


                               September 30, 1996





Board of Directors
Delphos Citizens Bancorp, Inc.
114 East 3rd Street
Delphos, Ohio  45833

          Re: The offering of up to 1,782,500 shares of Delphos Citizens Bancorp, Inc. Common Stock

Gentlemen:

     You have requested our opinion concerning certain matters of Delaware law in connection with the conversion of Citizens Federal Savings and Loan Association of Delphos (the "Association"), a federally-chartered savings association, from the mutual form of ownership to the stock form of ownership (the "Conversion"), and the related subscription offering, community offering and syndicated community offering (the "Offerings") by Delphos Citizens Bancorp, Inc., a Delaware corporation (the "Company"), of up to 1,782,500 shares of its common stock, par value $.01 per share ("Common Stock"), (2,049,875 shares if the Estimated Valuation Range is increased up to 15% to reflect changes in market and financial conditions following commencement of the Offerings).

     In connection with your request for our opinion, you have provided to us and we have reviewed the Company's certificate of incorporation filed with the Delaware Secretary of State on July 24, 1996 (the "Certificate of Incorporation"); the Company's Bylaws; the Company's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission initially on August 22, 1996 and as amended on September 30, 1996 (the "Registration Statement"); a consent of the sole incorporator of the Company; resolutions of the Board of Directors of the Company (the "Board") concerning the organization of the Company, the Offerings and designation of a Pricing Committee of the Board, and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also been furnished a certificate of the Delaware Secretary of State certifying the Company's good standing as a Delaware corporation. Capitalized terms used but not defined herein shall have the meaning given them in the Certificate of Incorporation.

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Board of Directors
September 30, 1996
Page 2


     In rendering this opinion, we have relied upon the opinion of Morris, Nichols, Arsht & Tunnell as to matters of Delaware law upon which opinion we believe we are justified in relying.

     We understand that the Company will loan to the trust for the Association's Employee Stock Ownership Plan (the "ESOP") the funds the ESOP Trust will use to purchase shares of Common Stock for which the ESOP Trust subscribes pursuant to the Offerings and for purposes of rendering the opinion set forth in paragraph 2 below, we assume that: (a) the Board has duly authorized the loan to the ESOP Trust (the "Loan"); (b) the ESOP serves a valid corporate purpose; (c) the Loan will be made at an interest rate and on other terms that are fair to the Company; (d) the terms of the Loan will be set forth in customary and appropriate documents including, without limitation, a promissory note representing the indebtedness of the ESOP Trust to the Company as a result of the Loan; and (e) the closing for the Loan and for the sale of Common Stock to the ESOP Trust will be held after the closing for the sale of the other shares of Common Stock sold in the Offerings and the receipt by the Company of the proceeds thereof.

     Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

     1. The Company has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Delaware.

     2. Upon the due adoption by the Pricing Committee of a resolution fixing the number of shares of Common Stock to be sold in the Offerings, the Common Stock to be issued in the Offerings (including the shares to be issued to the ESOP Trust) will be duly authorized and, when such shares are sold and paid for in accordance with the terms set forth in the Prospectus and such resolution of the Pricing Committee, and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and nonassessable.

     The following provisions of the Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:

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Board of Directors
September 30, 1996
Page 3


     1. (a) Subsections C.3 and C.6 of Article FOURTH and Section D of Article EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FOURTH, to the extent that subsection obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of Subsection
               C.7 of Article EIGHTH empowering the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, in each case to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon such authority; and

          (b) Article NINTH of the Certificate of Incorporation, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

     We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 and the Form AC and to the use of the name of our firm where it appears in the Registration Statement, Form AC and Prospectus.




                                   Very truly yours,


                                   /s/ Muldoon, Murphy & Faucette

                                   MULDOON, MURPHY & FAUCETTE